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                                                                   EXHIBIT 11

                            FILENE'S BASEMENT CORP.

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                   Computation Of Net Income Per Common Share

                             (dollars in thousands)


                                          Thirteen Weeks     Thirteen Weeks
                                              Ended              Ended
                                           May 4, 1996       April 29, 1995
                                          --------------     --------------
The computation of net income
  available and adjusted
  shares outstanding follows:

     Net (loss) income as
       reported...................          $      564         $   (1,913)
                                            ==========         ==========

Net income used for
  primary and fully diluted
  computations....................          $      564         $   (1,913)
                                            ==========         ==========

Weighted average number
  of common shares
  outstanding.....................          20,500,589         20,325,756

Add (where dilutive):
     Assumed exercise of those
       options that are common
       stock equivalents net of
       treasury shares deemed to
       have been repurchased at
       average market price for
       the period.................             412,742            449,270
                                            ----------         ----------

Weighted average number of
  common and common
  equivalent shares outstanding
  used for primary and fully
  diluted computations............          20,913,331         20,775,026
                                            ==========         ==========


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